Exhibit 11
                                                                      ----------



                                ESCROW AGREEMENT


         This Escrow Agreement is made and entered into as of April 13, 1999, by and among BRI OP Limited Partnership, a Delaware limited partnership (the "Partnership"), Berkshire Realty Company, Inc., a Delaware corporation ("BRI"), Berkshire Realty Holdings, L.P., a Delaware limited partnership ("Parent"), and American Stock Transfer and Trust Company, a New York corporation, as escrow agent (the "Escrow Agent"). BRI, the Partnership, Parent and the Escrow Agent are referred to individually herein as a "Party" and are referred to together herein as the "Parties."

                                   WITNESSETH:

         WHEREAS, BRI, BRI Acquisition, L.L.C., a Delaware limited liability company (the "Buyer") whose sole member is Parent, and Parent have entered into an Agreement and Plan of Merger dated of even date herewith (the "Merger Agreement"); and

         WHEREAS, the Partnership, Parent and BRI Acquisition Sub, LP have entered into an Agreement and Plan of Merger of even date herewith (the "Partnership Merger Agreement"); and

         WHEREAS, pursuant to the Merger Agreement, Buyer will be merged with BRI; and

         WHEREAS, pursuant to the Partnership Merger Agreement, BRI Acquisition Sub, LP, a Delaware limited partnership, will be merged with the Partnership; and

         WHEREAS, Section 4.7 of the Merger Agreement requires the Buyer to provide cash in the amount of $29,500,000, which amount may be increased to $54,500,000 as provided in said Section 4.7 (the "Cash Collateral") for the benefit of the Escrow Agent on behalf of the Partnership, the holders of common stock of BRI ("Common Stock") and the holders of units of limited partnership in the Partnership other than BRI (the "Units") (the Partnership, the holders of Common Stock and such holders of Units, collectively being sometimes referred to as the "Beneficiaries"); and

         WHEREAS, Section 4.7 of the Merger Agreement provides that the Buyer, at its election, may provide a letter of credit substantially in the form of Attachment A, which letter of credit may be amended as provided in said Section
4.7 to increase the
amount available thereunder to $54,500,000 (the "Letter of Credit"), with such changes as shall be reasonably satisfactory to Seller and from a bank satisfactory to Seller, in substitution of the Cash Collateral; and

         WHEREAS, BRI conducts substantially all of its operations through the Partnership; and

         WHEREAS, Section 7.2(b) of the Merger Agreement provides for the payment of a Break-Up Fee and/or Break-Up Expenses as liquidated damages in certain circumstances, which obligation is secured by the Cash Collateral or Letter of Credit, as applicable; and

         WHEREAS, Parent, BRI and the Partnership wish to appoint the Escrow Agent as escrow agent for such escrow account and to hold and draw upon the Letter of Credit, and the Escrow Agent wishes to accept such appointment, upon the terms and conditions set forth below.

         NOW, THEREFORE, the Parties hereto hereby agree as follows:

         1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

         2. Cash Collateral. The Cash Collateral shall be held by the Escrow Agent in a segregated trust account designated as the "BRI Cash Collateral Account" or in an account having a similar designation. The Cash Collateral shall be invested in accordance with Section 6 hereof pursuant to the written instruction of BRI on behalf of the Beneficiaries. The Escrow Agent agrees to accept delivery of the Cash Collateral and to hold such Cash Collateral subject to the terms and conditions of this Agreement.

         3. Escrow Fund. Promptly upon receipt from BRI of a certificate (the "Draw Certificate") certifying that a payment of the Break-Up Fee and/or the Break-Up Expenses is owing pursuant to Section 7.2(b) of the Merger Agreement and the amount thereof, the Escrow Agent shall (i) if the Letter of Credit has been substituted for the Cash Collateral, draw the amount of the Letter of Credit specified by BRI in the Draw Certificate, and at the direction and expense of BRI, take all actions necessary to collect such amount, employing such counsel in connection therewith as BRI may direct; or (ii) if the Letter of Credit has not been substituted for the Cash Collateral, segregate a portion of the Cash Collateral equal to the amount specified by BRI in the Draw Certificate (with any balance of the Cash Collateral being subject to Section 5(a) hereof), which segregation shall terminate any right of Parent to the return of such portion of the Cash Collateral. The portion of the Cash Collateral so segregated and/or any amounts drawn under the Letter of Credit, are referred to herein as the "Escrow Fund" and shall be held by the Escrow Agent in a segregated trust account designated as "BRI Escrow Account" or in an account having such other similar designation. The Escrow Fund shall be invested in accordance with Section 6 hereof pursuant to the written instructions of BRI on behalf of the Beneficiaries. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold such Escrow Fund in escrow subject to the terms and conditions of this Agreement.

         4. Release of Escrow Fund . With respect to each taxable year of BRI (for federal income tax purposes) in which the undistributed Escrow Fund is a positive number, all or a portion of the undistributed Escrow Fund shall be distributable to the Beneficiaries in accordance with Sections 4(a) and (b), below. The amounts to be distributed to each Beneficiary with respect to any taxable year shall be calculated by BRI (after consultation with BRI's independent accountants (the "Accountants")) as soon as practicable after the end of BRI's taxable year (or such later time as BRI shall determine in its sole discretion if litigation with regard to the Beneficiaries' right to liquidated damages pursuant to the Merger Agreement has commenced or been threatened) based upon the facts in existence as of the end of such taxable year. Following such calculations, BRI shall promptly notify the Escrow Agent by delivery of a certificate (the "Disbursement Certificate") of the amounts, if any, to be distributed to each Beneficiary together with the full name and address of the Beneficiary. Promptly after receipt of a Disbursement Certificate for a taxable year of BRI, the Escrow Agent shall distribute all or a portion of the undistributed Escrow Fund in the amounts and to the recipients specified in the Disbursement Certificate. Any Disbursement Certificate shall direct the Escrow Agent to disburse the undistributed Escrow Fund only as follows:

              (a) First, to the Partnership in an amount equal to the sum of (i) any portion of the undistributed Escrow Fund that is determined pursuant to a Break-Up Fee Tax Opinion (as defined below) or a Ruling (as defined below)to be either (A) income described in Section 856(c)(2) of the Internal Revenue Code of 1986, as amended ("Qualifying Income") or (B) income of a nature that it is not includable in BRI's gross income for purposes of determining whether BRI meets the requirement of Section 856(c)(2) (the "REIT Requirement") for such year and
(ii) the quotient of (A) the excess of (I) 4.95% of BRI's federal gross income for such taxable year over (II) the amount of gross income of BRI for the taxable year from all other sources to the extent such income is not Qualifying Income and (B) BRI's percentage share of the capital of the Partnership (determined in accordance with Treasury Regulation Section 1.856-3(g) or any applicable successor provision) for such year. As used herein, "Break-Up Fee Tax Opinion" means an opinion letter from BRI's outside counsel, and "Ruling" means a private letter ruling from the Internal Revenue Service. In the event that the foregoing does not permit the distribution to the Partnership of the entire undistributed Escrow Fund for any taxable year of BRI, the Escrow Agent shall retain the unpaid amount in escrow for distribution pursuant to (x) this Section 4(a) in subsequent taxable years of BRI, (y) Section 4(b) or (z) Section 4(c), as applicable.

              (b) Second, if the amount of any undistributed Escrow Fund is greater than zero and outside counsel to BRI informs BRI in writing that such counsel believes that BRI is unlikely to receive a Break-Up Fee Tax Opinion or Ruling with respect to the distribution to the Partnership of the undistributed Escrow Fund, then the undistributed Escrow Fund shall be distributed to holders of Common Stock and Units, in equal amounts per share of Common Stock and per Unit; provided, however, that amounts shall only be so distributed to the holders of Common Stock and Units if, and to the extent, BRI receives a Break-Up Fee Tax Opinion or a Ruling with respect to such distributions.

              (c) Third,  any amounts  remaining in escrow at the end of the ten
(10) year period commencing on the date the Draw Certificate is delivered shall be paid to a charity chosen by Parent that qualifies as a charity under Section 501(c)(3) of the Code.

         5. Substitution or Return of Collateral. (a) At the direction of BRI and following the delivery to the Escrow Agent of the Letter of Credit, the Escrow Agent shall disburse the Cash Collateral (other than any portion thereof that has become part of the Escrow Fund) to Parent, together with all interest thereon. BRI agrees that it shall provide the foregoing direction to the Escrow Agent promptly upon notice from the Escrow Agent that it has received the Letter of Credit.

              (b) The Escrow Agent shall return the Letter of Credit to Parent when and as BRI may direct. BRI shall so direct the Escrow Agent within five business days of Parent's becoming entitled to such return in accordance with
Section 7.2(b) of the Merger Agreement.

         6. Investment of Escrow Fund. (a) Any monies held as Cash Collateral or in the Escrow Fund shall be invested by the Escrow Agent, to the extent permitted by law and as directed in writing by BRI on behalf of the Beneficiaries, in (i) obligations having a maturity date of 30 days or less issued or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) obligations having a maturity date of 30 days or less (including certificates of deposit and bankers' acceptances) of banks which at the date of their last public reporting had total assets in excess of $500 million, (iii) commercial paper having a maturity date of 30 days or less rated at least A-1 or P-1 or, if not rated, issued by companies having outstanding debt rated at least AA or Aa and (iv) money market mutual funds invested primarily in the securities described in the foregoing clauses (i),
(ii) and (iii).

              (b) Any interest earned on the Cash Collateral shall be for the account of Parent. Any interest earned on the Escrow Fund shall be for the account of the Beneficiaries and shall be included in the amounts distributed pursuant to Section 4 hereof.

         7. Fees and Expenses. BRI and the Partnership shall be jointly and severally liable for the fees of the Escrow Agent, including, but not limited to, reasonable legal fees and expenses for the services rendered by the Escrow Agent hereunder and for its attorney's fees and expenses incurred in connection with the preparation of this Agreement. In furtherance of the foregoing, BRI and the Partnership agree to pay or reimburse the Escrow Agent for the Escrow Agent's reasonable compensation for its normal services hereunder and the preparation of this Agreement in accordance with the fee schedule attached hereto as Attachment B. The Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of the escrow created hereby that are in excess of its compensation for normal services hereunder, including, without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any Party hereunder.

         8. Limitation of Escrow Agent's Liability.

              (a) Neither the Escrow Agent nor any of its directors, officers or employees shall incur liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence; provided, that with respect to the custody of the Cash Collateral and Escrow Fund, the Escrow Agent shall use the standard care of customarily used by custodians of funds. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement and shall not be responsible for any of the agreements referred to herein, including the Merger Agreement and the Partnership Merger Agreement, but shall be obligated only for the performance of such duties as are specifically set forth in this Escrow Agreement. Without limiting the foregoing, the Escrow Agent (i) shall not be obligated to inquire as to the accuracy of any calculations used in preparing the Disbursement Certificate and (ii) shall have no obligation to inquire whether the Partnership has the right to liquidated damages pursuant to the Merger Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, including in-house counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. The Escrow Agent shall not be liable for any losses resulting from the investments made in accordance with this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

              (b) BRI and the Partnership shall jointly and severally indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense (including reasonable attorneys' fees and expenses) incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder, including without limitation drawing on the Letter of Credit.

              (c) BRI and the Partnership jointly and severally hereby agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Funds under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent in any such payment or other activities under this Agreement (other than taxes on the net income of the Escrow Agent attributable to the payment of fees hereunder). BRI and the Partnership undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. BRI and the Partnership jointly and severally hereby agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties.

         9. Termination. This Agreement shall terminate upon the earliest of (i) notice from BRI to the Escrow Agent that the transactions contemplated by the Merger Agreement have been consummated, (ii) notice from BRI to the Escrow Agent that the Merger Agreement has been terminated without giving rise to the right to realize on the Cash Collateral or draw on the Letter of Credit, or (iii) the disbursement by the Escrow Agent of all of the Escrow Funds (except in accordance with Section 5(a)) in accordance with this Agreement; provided, however, that the provisions of Sections 7 and 8 shall survive such termination.

         10. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid; or one business day after it is sent via a reputable nationwide overnight courier service.


If to BRI or the Partnership:           Berkshire Realty Company, Inc.
                                        One Beacon Street
                                        Suite 1550
                                        Boston, MA  02108
                                        Attention:  Chief Executive Officer

Copies to:
                                        Hale and Dorr LLP
                                        60 State Street
                                        Boston, MA  02109
                                        Attention:  David E. Redlick, Esq.
                                          and Kenneth A. Hoxsie, Esq.
                                        Fax:  (617) 526-5000

                                        Baker & Hostetler LLP
                                        3200 National City Center
                                        1900 East 9th Street
                                        Cleveland, OH  44114
                                        Attention:  Robert A. Weible, Esq.

If to Parent:                           Berkshire Realty Holdings, L.P.
------------
                                        One Beacon Street
                                        Suite 1500
                                        Boston, MA  02108
                                        Attention:  Douglas S. Krupp
                                        Fax:  (617) 423-8916

                                        with a copy to:

                                        Paul, Weiss, Rifkind, Wharton &
                                          Garrison
                                        1285 Avenue of the Americas
                                        New York, NY  10019-6064
                                        Attention:  James M. Dubin, Esq.
                                          and Michele R. Jenkinson, Esq.
                                        Fax:  (212) 757-3990

                                        and

                                        Sullivan & Cromwell
                                        125 Broad Street
                                        New York, NY  10004
                                        Attention:  Anthony J. Colletta
                                        Fax:  (212) 558-3588

                                        and

                                        Simpson Thacher & Bartlett
                                        425 Lexington Avenue
                                        New York, NY  10017-3954
                                        Attention:  Gregory J. Ressa
                                        Fax:  (212) 455-2502

If to the Escrow Agent:                 American Stock Transfer and Trust
                                          Company
                                        40 Wall Street
                                        New York, NY  10005

Any Party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the Party to whom it was sent. Any Party may change the address to which notices, instructions or communications are to be delivered by giving the other Parties to this Agreement notice thereof in the manner set forth in this Section 10.

         11. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity hereunder, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the Parties to this Escrow Agreement, not less than 60 days' prior to the date when such resignation shall take effect. BRI may appoint a successor Escrow Agent so long as such successor is a bank with assets of at least $500 million. If, within such notice period, BRI provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of the Letter of Credit, the Cash Collateral or any Escrow Fund then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer the Letter of Credit, the Cash Collateral and such Escrow Fund to such designated successor. If no successor escrow agent is named by BRI within such notice period, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

         12. General.

              (a) Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict-of-law principles.

              (b) Counterparts. This Agreement may be executed in two or more counterparts (which need not each be signed by all of the Parties hereto), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              (c) Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, between the Parties with respect to the subject matter hereof.

              (d) Waivers. No waiver by any Party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any Party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

              (e) Amendment. This Agreement may be amended only by a written instrument signed by the Parties hereto.

              (f) Consent to Jurisdiction and Service. BRI and the Partnership hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any federal court located in the Commonwealth of Massachusetts in connection with any actions or proceedings brought against BRI and the Partnership by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, BRI and the Partnership hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made in accordance with the notice provisions of Section 10 hereof, directed to BRI and the Partnership, as the case may be, at their respective addresses set forth in Section 10 hereof.

              (g) Force Majeure. Neither BRI, the Partnership nor the Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond its, his or her control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of wars, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

              (h) Binding Effect, Assigns. This Agreement shall be binding upon and inure to the benefit of the respective Parties hereto and their heirs, executors, successors and assigns.

              (i) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The Parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in




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                                                                              11


existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

                                             BERKSHIRE REALTY COMPANY, INC.


                                             By: /s/ David F. Marshall
                                                --------------------------------
                                                  Name: David F. Marshall
                                                       -------------------------
                                                  Title: Chief Executive Officer
                                                        ------------------------


                                             BRI OP LIMITED PARTNERSHIP

                                             By:  BERKSHIRE APARTMENTS, INC.


                                             By: /s/ David F. Marshall
                                                --------------------------------
                                                  Name: David F. Marshall
                                                       -------------------------
                                                  Title: President and Chief
                                                         Executive Officer
                                                        ------------------------

                                             AMERICAN STOCK TRANSFER AND
                                             TRUST COMPANY, as Escrow Agent


                                             By: /s/ Herbert J. Lemmer
                                                --------------------------------
                                                  Name: Herbert J. Lemmer
                                                       -------------------------
                                                  Title: Vice President
                                                        ------------------------


                                             Berkshire  Realty  Holdings,   L.P.
                                             joins in this Agreement solely with
                                             respect to Section 4(c).

                                             BERKSHIRE REALTY HOLDINGS, L.P.


                                             By: /s/ Douglas S. Krupp
                                                --------------------------------
                                                    Douglas S. Krupp,
                                                    Authorized Signatory

                      [Signature Page to Escrow Agreement]